Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501

Isabella Bank Corporation Announces Record Earnings for Second Quarter 2019
Strategic Steps Paying Off

Mt. Pleasant, Michigan, August 1, 2019 - Isabella Bank Corporation (the "Corporation") (OTCQX: ISBA), released its earnings results for the second quarter of 2019. The Corporation reported record net income of $4.2 million or earnings per common share of $0.53 for the second quarter of 2019. Achievements in the second quarter of 2019 and the six month period ended June 30, 2019 include:

•	25.7% increase in second quarter net income compared to the second quarter of 2018

•	Loan growth of $31.8 million during the quarter and $47.9 million since year end 2018

•	8.9% growth in assets managed by Investment and Trust Services since year end 2018

•	Cash dividend yield of 4.5%

“We are very excited to share our record results for the second quarter of 2019,” stated Jae A. Evans, President and Chief Executive Officer of the Corporation. “Our continuous focus on attracting new customers, enhancing the Isabella Bank experience and growing the bottom line is benefiting our customers and our shareholders.”
Net Income
Net income for the three and six month periods ended June 30, 2019 was $4.2 million and $7.7 million, respectively. Net income for the same periods of 2018 was $3.3 million and $6.8 million, respectively. Net interest income for the three month period ended June 30, 2019 increased $99,000 when compared to the previous quarter and $316,000 when compared to the same period last year as a result of strong loan demand, improved yields, and less reliance on higher cost deposits and borrowings. Credit quality improvements resulted in a $179,000 negative loan loss provision expense during the second quarter of 2019, which was a $507,000 decrease from the same period last year. Second quarter 2019 noninterest income increased $271,000, or 9.9%, from the same period last year, while second quarter 2019 noninterest expense decreased $39,000 from the same period last year.

A combination of improved yields and growth in the loan portfolio over the past twelve months were large drivers of a $2.5 million increase in interest income for the first six months of 2019 compared to the same period in 2018. Interest expense on deposits and borrowings increased $1.7 million for the six month period ended June 30, 2019 when compared to the same period in 2018. Noninterest income increased $252,000 during the first six months of 2019 when compared to the same period in 2018 largely due to Investment and Trust advisory fees. Noninterest expenses for the first six months of 2019 exceeded noninterest expenses for the same period in 2018 by $643,000. Employee merit increases, loan expenses related to growth initiatives, and recent changes to incentive plans account for a significant portion of the increase.
The Corporation's fully taxable equivalent net yield on interest earning assets was 3.04% and 3.02% for the three and six month periods ended June 30, 2019, respectively. The Corporation has implemented various initiatives which, over time, are expected to improve the net yield on interest earning assets. These initiatives include transitioning a larger percentage of assets from lower yielding investment securities to higher yielding loan opportunities, continued growth of the loan portfolio, and enhanced pricing strategies related to loan and deposit products.
Assets
As of June 30, 2019, total assets were $1.8 billion and assets under management were $2.6 billion. Assets under management include loans sold and serviced, and assets managed by Investment and Trust Services. During the third quarter of 2018, assets managed by Investment and Trust Services reached an all-time high surpassing $500 million. While the value of these assets declined during the fourth quarter of 2018 due to a drop in the securities markets, assets managed by Investment and Trust Services rebounded $39.7 million or 8.9% during the first six months of 2019. As a result of the flat yield curve that has existed for several months, the opportunity to fund the purchase of new investment securities, with either new borrowings or excess liquidity, at an acceptable margin has been minimal. Consequently, the Corporation has utilized available cash flows to pay down maturing borrowings and other higher cost funding sources, resulting in a decline in total assets as of June 30, 2019 when compared to December 31, 2018.
Loans
Loans grew $31.8 million during the second quarter of 2019 to $1.2 billion as of June 30, 2019. The loan portfolio has grown $47.9 million or 4.2% during the first six months of the year. This growth was largely driven by the commercial loan portfolio which increased $42.4 million. Also contributing to this growth were increases in residential real estate and consumer loans of $12.3 million. While the portfolio did experience a decline of $6.8 million in agricultural related loans, this is reflective of seasonal trends within this business sector.

Deposits
Total deposits increased $3.5 million during the second quarter of 2019 to $1.3 billion as of June 30, 2019. This increase can largely be attributed to growth in demand deposits. Over the last year, the Corporation has experienced growth in certificates of deposit, savings and demand deposit accounts as the result of strategic product pricing and a high level of customer service. In recent periods, excess liquidity was used to reduce high-cost deposits such as brokered certificates of deposit accounts. During the past twelve months, brokered certificates of deposit accounts have declined $29.1 million.
Capital
The Corporation's banking subsidiary, Isabella Bank (the "Bank"), continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of June 30, 2019, the Bank’s Tier 1 Leverage Ratio was 8.4%, Tier 1 Capital Ratio was 11.6% and Total Capital Ratio was 12.2%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 9.0%, Tier 1 Capital Ratio was 12.4% and Total Capital Ratio was 13.1% as of June 30, 2019.
Dividend
During the second quarter of 2019, the Corporation paid a $0.26 per common share cash dividend. Based on the Corporation's closing stock price of $23.25 as of June 28, 2019, the annualized cash dividend yield was 4.5%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 116 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation has been recognized on the Detroit Free Press list of “Top Workplaces” for the past five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
INCOME STATEMENT DATA	2019	2018	2019	2018
Interest income	$16,815	$15,713	$33,296	$30,834
Interest expense	4,527	3,741	8,819	7,142
Net interest income	12,288	11,972	24,477	23,692
Provision for loan losses	(179)	328	(145)	712
Noninterest income	3,011	2,740	5,490	5,238
Noninterest expenses	10,749	10,788	21,538	20,895
Federal income tax expense	541	263	890	528
Net income	$4,188	$3,333	$7,684	$6,795

PER SHARE DATA
Basic earnings	$0.53	$0.42	$0.97	$0.86
Diluted earnings	$0.52	$0.41	$0.95	$0.84
Dividends	$0.26	$0.26	$0.52	$0.52
Quoted market value
High	$23.75	$27.25	$24.50	$28.25
Low	$22.25	$26.11	$22.25	$26.11
Close (1)	$23.25	$26.65	$23.25	$26.65
Common shares outstanding (1)	7,918,494	7,933,250	7,918,494	7,933,250

(1) At end of period

	June 30 2019	March 31 2019	December 31 2018	June 30 2018
BALANCE SHEET DATA
Gross loans	$1,176,622	$1,144,832	$1,128,707	$1,151,756
Investment securities	$470,449	$494,842	$494,834	$524,108
Total assets	$1,824,592	$1,806,371	$1,842,502	$1,836,955
Deposits	$1,281,418	$1,277,963	$1,292,693	$1,274,762
Borrowed funds	$320,462	$311,684	$340,299	$362,496
Shareholders' equity	$208,114	$202,413	$195,519	$191,949

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$257,062	$259,127	$259,481	$257,865
Assets managed by Investment and Trust Services	$487,180	$475,560	$447,487	$494,533
Total assets under management	$2,568,834	$2,541,058	$2,549,470	$2,589,353

CAPITAL RATIOS
Tier 1 leverage	9.0%	8.9%	8.7%	8.7%
Tier 1 risk-based capital	12.4%	12.5%	12.6%	12.1%
Total risk-based capital	13.1%	13.1%	13.3%	12.8%